UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2007

CORTEX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16467	33-0303583
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

15241 Barranca Parkway Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 727-3157

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e). Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed on a Current Report on Form 8-K filed February 3, 2006, Cortex Pharmaceuticals, Inc. (the “Company”) appointed Mark A. Varney, Ph.D. as its chief scientific officer and chief operating officer effective January 30, 2006. Under the terms of his employment letter, the Company agreed to provide certain benefits to Dr. Varney to assist him in his relocation from Massachusetts to Southern California.

On February 1, 2007, in order to further facilitate Dr. Varney’s relocation and to assist him in the sale of his residence in Massachusetts, the Company entered into a Negative Equity Agreement (the “Negative Equity Agreement”) with Dr. Varney, pursuant to which the Company agreed to pay Dr. Varney a relocation bonus (in an amount not to exceed $50,000) equal to the shortfall, if any, between the appraised value of his residence and its sales price at closing. The Company shall pay the relocation bonus directly to escrow for the sale of the residence immediately prior to the escrow closing date.

In the event that Dr. Varney’s employment with the Company terminates for any reason following the Company’s payment of the relocation bonus, Dr. Varney shall repay some or all of the relocation bonus to the Company as follows: (i) if such termination occurs within one (1) year of the payment date, Dr. Varney shall repay 100% of the relocation bonus; (ii) if such termination occurs more than one (1) year but within two (2) years of the payment date, Dr. Varney shall repay 75% of the relocation bonus; and (iii) if such termination occurs more than two (2) years but within three (3) years of the payment date, Dr. Varney shall repay 30% of the relocation bonus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORTEX PHARMACEUTICALS, INC.

Date: February 6, 2007	By:	/s/ Maria S. Messinger
Maria S. Messinger
Vice President, Chief Financial Officer and Corporate Secretary